The New Economy Fund

November 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,171
Class B	-
Class C	-
Class F1	$1,507
Class F2	$4,867
Total	$55,545
Class 529-A	$1,701
Class 529-B	-
Class 529-C	-
Class 529-E	$42
Class 529-F1	$181
Class R-1	-
Class R-2	-
Class R-2E	-*
Class R-3	$778
Class R-4	$1,922
Class R-5	$1,071
Class R-5E	-*
Class R-6	$11,564
Total	$17,259

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2000
Class B	-
Class C	-
Class F1	$0.1490
Class F2	$0.2992
Class 529-A	$0.1759
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0819
Class 529-F1	$0.2543
Class R-1	-
Class R-2	-
Class R-2E	$0.3175
Class R-3	$0.0915
Class R-4	$0.2097
Class R-5	$0.2918
Class R-5E	-*
Class R-6	$0.3289

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	273,942
Class B	585
Class C	15,111
Class F1	10,370
Class F2	19,910
Total	319,918
Class 529-A	11,158
Class 529-B	89
Class 529-C	3,284
Class 529-E	576
Class 529-F1	861
Class R-1	1,567
Class R-2	5,026
Class R-2E	2
Class R-3	8,580
Class R-4	10,291
Class R-5	4,069
Class R-5E	-*
Class R-6	40,695
Total	86,198

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.93
Class B	$36.41
Class C	$35.89
Class F1	$38.99
Class F2	$38.96
Class 529-A	$38.60
Class 529-B	$36.41
Class 529-C	$36.35
Class 529-E	$38.09
Class 529-F1	$38.61
Class R-1	$36.84
Class R-2	$37.03
Class R-2E	$38.85
Class R-3	$38.14
Class R-4	$38.61
Class R-5	$39.17
Class R-5E	$38.93
Class R-6	$39.08

* Amount less than one thousand